Exhibit 10.2.2

Execution Copy

INSURANCE AGREEMENT

THIS INSURANCE AGREEMENT, dated  September 19, 2007 (the “Agreement”), is entered into by and between FINANCIAL GUARANTY INSURANCE COMPANY, a New York stock insurance company (including its successors and assigns, “FGIC”), KANSAS CITY POWER & LIGHT COMPANY, a corporation duly organized under the laws of the State of Missouri (including its successors and assigns, the “Company”).

WHEREAS, pursuant to an Indenture, dated as of September 1, 2007 (the “Indenture”), by and between the City of Burlington, Kansas (the “Issuer”) and The Bank of New York, as trustee (the “Trustee”), the Issuer has issued $146,500,000 in aggregate principal amount of its Environmental Improvement Revenue Refunding Bonds (Kansas City Power & Light Company Project) Series 2007A and Series 2007B (the “Bonds”); and

WHEREAS, the Company and the Issuer have entered into an Amended and Restated Sublease Agreement dated as of September 1, 2007 (the “Sublease”), pursuant to which the Company is obligated to make payments sufficient to pay, among other items, debt service on the Bonds; and

WHEREAS, the Company and the Issuer have entered into an Amended and Restated Lease Agreement dated as of September 1, 2007 (the “Lease”), pursuant to which the Company is obligated to make payments sufficient to pay, among other items, debt service on the Bonds; and

WHEREAS, Financial Guaranty has issued its Municipal Bond New Issue Insurance Policy (the “Policy”) which insures the scheduled payments of principal of and interest on the Bonds and payment of principal of and interest on the Bonds upon a determination of taxability as specified in the Policy; and

WHEREAS, the Company understands that Financial Guaranty expressly requires the delivery of this Agreement as part of the consideration for the delivery by Financial Guaranty of the Policy;

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company and FGIC agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Definitions.  Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in Annex A hereto.

SECTION 1.02.  Premium.  In consideration of Financial Guaranty agreeing to issue the Policy hereunder, the Company hereby agrees to pay Financial Guaranty upon delivery of the Policy, a Premium, at the times and  in the amount specified in the Commitment letter.

To the extent that any Future Premium Payment is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

ARTICLE II
REPRESENTATIONS, WARRANTIES, COVENANTS

SECTION 2.01.  Representations and Warranties of the Company. In addition to the representations and warranties of the Company in the Indenture, which are hereby incorporated herein by reference for the benefit of FGIC, the Company represents and warrants as of the date hereof as follows:

(a)           The Company is duly organized, validly existing and in good standing under the laws of Missouri and is duly qualified as a foreign corporation to do business in the State of Kansas.  The Company has the power and authority to execute, deliver and perform its obligations under this Agreement

(b)           The execution, delivery and performance of this Agreement, the Sublease and the Lease by the Company has been duly authorized by all necessary corporate action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person except such as have been obtained and are in full force and effect.

(c)           Neither the execution and delivery of this Agreement, the Sublease or the Lease by the Company nor the consummation of the transactions contemplated hereby and thereby conflicts with or results in a breach of the terms, conditions or provisions of any constitutional provision, law or administrative regulation of the State or the United States applicable to the Company or any applicable judgment or decree or any loan agreement, indenture, bond, note, resolution, agreement or other instrument to which the Company is now a party or by which the Company or its assets are or may be bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge, security interest or encumbrance whatsoever on any of the assets of the Company under the terms of any instrument or agreement except as provided in this Agreement, the Sublease or the Lease.

(d)           No event has occurred and no condition exists that would constitute an Event of Default (as defined in the Indenture, referred to herein as an “Indenture Default Event”) or that, with the passing of time or with the giving of notice or both would become such an Indenture Default Event.

(e)           This Agreement the Sublease and the Lease have been duly executed by the Company and are the legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms, subject to the qualification that the enforceability of the obligations of the Company, may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(f)           Except as disclosed in the Official Statement, dated September 10, 2007, delivered in connection with the issuance of the Bonds, (i) there is no action suit, proceeding or investigation at law or in equity before or by any court or governmental agency or body pending or, to the knowledge of the Company, threatened against or affecting the Company that seeks to restrain or enjoin the issuance or delivery of the Bonds, or the collection of the payments to be made pursuant to the Sublease, the Lease or the resolutions of the Company relating to this Agreement,  the Sublease, the Lease or that contests or affects the powers of the Company to enter into or perform its obligations or consummate the transactions contemplated under any of the foregoing; and (ii) the Company is not in default with respect to any order or decree of any court or any order regulation or demand of any federal state, municipal or other governmental authority, which default might have consequences that would materially and adversely affect the consummation of the transactions contemplated by the Bonds, the Sublease, the Lease or the Indenture, or the financial condition, assets, properties or operation of the Company.

(g)           The financial statements of the Company and its consolidated subsidiaries contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (collectively, the “Reports”), present fairly in all material respects the financial condition, results of operations and cash flows of the Company for the periods presented therein, and have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as other wise noted therein).  Except as disclosed in the Company’s Reports, there has been no material adverse change in the consolidated financial condition or results of operation of the Company and its subsidiaries since December 31, 2006.

ARTICLE III
COVENANTS

SECTION 3.01.  Reorganization. The Company hereby agrees that, in the event of a Reorganization, unless otherwise consented to by Financial Guaranty, the obligations of the Company under, and in respect of, the Bonds, the Sublease, the Lease and this Agreement shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company.  The Company shall have delivered to Financial Guaranty a certificate of the president, any vice president or the treasurer and an opinion of counsel acceptable to Financial Guaranty each stating that such Reorganization complies with this Section 3.01.

SECTION 3.02.  Assignment. The Company hereby agrees that, the Company shall not assign the Sublease, the Lease or this Agreement, or any of its duties or obligations hereunder without the prior written consent of FGIC.

SECTION 3.03.  Limitation on Liens.  The Company will not create, incur, or suffer to exist any Lien in, of or on the property of the Company, except:

(i)           Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)          Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and landlords’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)         Liens arising out of pledges or deposits in the ordinary course of business under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, other than any Lien imposed under ERISA.

(iv)         Liens incidental to the normal conduct of the Company or the ownership or leasing of its property or the conduct of the ordinary course of its business, including (a) zoning restrictions, easements, building restrictions, rights of way, reservations, restrictions on the use of real property and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which are not substantial in amount and do not in any material way affect the marketability of the same, (b) rights of lessees and lessors under leases, (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company on deposit with or in the possession of such banks, (d) Liens or deposits to secure the performance of statutory obligations, tenders, bids, contracts, leases, progress payments, performance or return-of-money bonds, surety and appeal bonds, performance or other similar bonds, letters of credit, or other obligations of a similar nature incurred in the ordinary course of business, and (e) Liens required by any contract or statute in order to permit the Company to perform any contract or subcontract made by it with or pursuant to the requirements of a governmental entity, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances of credit or the payment of the deferred purchase price of property and which do not in the aggregate impair the use of property in the operation of the business of the Company taken as a whole.

(v)          Liens on property of the Company existing on the date hereof and any renewal or extension thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by this Agreement.

(vi)         Judgment Liens which secure payment of legal obligations not exceeding $25,000,000 and that are bonded, stayed on appeal or otherwise being appropriately contested in good faith.

(vii)        Liens on property acquired by the Company after the date hereof, existing on such property at the time of acquisition thereof (and not created in anticipation thereof); provided that in any such case no such Lien shall extend to or cover any other property of the Company.

(viii)       Liens on property securing Indebtedness incurred or assumed at the time of, or within 12 months after, the acquisition of such property for the purpose of financing all or any part of the cost of acquiring such property; provided that (a) such Lien attaches to such property concurrently with or within 12 months after the acquisition thereof, (b) such Lien attaches solely to the property so acquired in such transaction and (c) the principal amount of the Indebtedness secured thereby does not exceed the cost or fair market value determined at the date of incurrence, whichever is lower, of the property being acquired on the date of acquisition.

(iviii)      Liens on any improvements to property securing Indebtedness incurred to provide funds for all or part of the cost of such improvements in a principal amount not exceeding the cost of construction of such improvements and incurred within 12 months after completion of such improvements or construction, provided that such Liens do not extend to or cover any property of the Company other than such improvements.

(x)           Liens to government entities granted to secure pollution control or industrial revenue bond financings, which Liens in each financing transaction cover only property the acquisition or construction of which was financed by such financings and property related thereto.

(ix)          Liens on or over gas, oil, coal, fissionable material, or other fuel or fuel products as security for any obligations incurred by the Company for the sole purpose of financing the acquisition or storage of such fuel or fuel products or, with respect to nuclear fuel, the processing, reprocessing, sorting, storage and disposal thereof.

(x)           Liens on (including Liens arising out of the transfer or sale of, or financings secured by) accounts receivable and/or contracts which will give rise to accounts receivable of the Company.

          (xiii)          Liens on property of the Company arising in connection with utility co-ownership, co-operating and similar agreements that are consistent with the utilities business and ancillary operations.

 (xii)            Liens on assets held by entities which are required to be included in the Company’s consolidated financial statements solely as a result of the application of Financial Accounting Standards Board Interpretation No. 46R, as it may be amended or supplemented.

(xiii)            Liens on cash and cash equivalent collateral securing Swap Contracts.

(xiv)            Liens securing any extension, renewal, replacement or refinancing of Indebtedness secured by any Lien referred to in the foregoing clauses (vii), (viii), (ix), (x) and (xi); provided that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (B) the amount secured by such Lien at such time is not increased to any amount greater than the amount outstanding at the time of such renewal, replacement or refinancing.

(xv)             Liens which would otherwise not be permitted by clauses (i) through (xvi) securing additional Indebtedness of the Company or a Significant Subsidiary; provided that after giving effect thereto the aggregate unpaid principal amount of Indebtedness (including Capitalized Lease Obligations) of the Company (including prepayment premiums and penalties) secured by Liens permitted by this clause (xvii) shall not exceed 10% of Total Capitalization.

Provided, however, that if subsequent to the date hereof, the Company issues debt secured by Liens (other than those permitted in (i) through (xvii) above), the Company shall issue and deliver to the Bond Insurer, as security for the Company’s obligations hereunder, First Mortgage Bonds or similar security equal in principal amount to the principal amount of the Bonds then outstanding and maturing on the same dates and bearing interest at the same rates, as the Bonds; provided however, that the obligation of the Company to make any payment of the principal of or any premium or interest on such First Mortgage Bonds shall be fully or partially, as the case may be, paid, deemed to have been paid or otherwise satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of and any premium or interest on the Bonds shall have been fully or partially paid, deemed to have been paid or otherwise satisfied and discharged, excluding, however, amounts paid by the Bond Insurer under the policy.

ARTICLE IV
REIMBURSEMENT OBLIGATION; OTHER PAYMENTS

SECTION 4.01.  Reimbursement Obligation.

(a)           The Company agrees to reimburse FGIC, immediately and unconditionally upon demand, for all amounts advanced by FGIC under the Policy.  To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

(b)           The Company also agrees to pay FGIC as follows:

(i)           The Company shall pay or reimburse FGIC for any and all charges, fees, costs, and expenses that FGIC may reasonably pay or incur (including reasonable attorney’s fees) in connection with the following:  (i) the administration, enforcement, defense, or preservation of any rights or security hereunder or under any other transaction document; (ii) the pursuit of any remedies hereunder, under any other transaction document, or otherwise afforded by law or equity, (iii) any amendment, waiver, or other action hereunder or under any other transaction document; (iv) the violation by the Company of any law, rule, or regulation or any judgment, order or decree applicable to it;

(v) any advances or payments made by FGIC to cure defaults of the Company under the transaction documents; or (vi) any litigation or other dispute in connection with this Agreement, any other transaction document, or the transactions contemplated hereby or thereby, other than amounts resulting from the failure of FGIC to honor its payment obligations under the Policy or from FGIC’s willful misconduct or gross negligence.  FGIC reserves the right to charge a reasonable fee as a condition to executing any amendment, waiver, or consent proposed in respect of this Agreement or any other transaction document; and

(ii)           interest on any and all amounts described in this clause (b) from the date which is five Business Days from the date a statement for such amounts is received by the Company until payment in full at the Effective Interest Rate.

(c)           The obligations of the Company to FGIC shall survive discharge and termination of this Agreement.

SECTION 4.02.  Indemnification.

(a)           In addition to any other rights of indemnification that FGIC may have, the Company, for itself and its successors, agrees to indemnify and hold harmless FGIC, its officers, directors, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, actions, suits, judgments, demands, reasonable costs or expenses (including without limitation, reasonable fees and expenses of attorneys and consultants and reasonable costs of investigations) by reason of:  (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in any Official Statement or in any supplement or amendment thereof, prepared with respect to the Bonds, or the omission or alleged omission to state therein a material fact necessary to make such statements, in light of the circumstances under which they are or were made, not misleading; provided, however, that the Company shall not be required to indemnify FGIC for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the material inaccuracy of any information included or incorporated by reference in the Official Statement concerning FGIC or its affiliates under “The Policy and the Insurer” (the “FGIC Information”); (ii) to the extent not covered by clause (i) above, any willful or negligent act or omission of the Company in connection with the offering, issuance, sale or delivery of the Bonds (other than by reason of false or misleading information provided by FGIC) or (iii) the misfeasance or malfeasance of any director, officer, employee or agent of the Company.

(b)           This indemnity provision shall survive the termination of this Agreement and shall survive until the statute of limitations has run on any causes of action that arise from one of the foregoing reasons and until all suits filed with the period of the statute of limitations shall have been finally concluded.  Any Indemnified Party who proposes to assert the right to be indemnified under this Section 4.02 will promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Company under this Section 4.02, shall notify the Indemnifying Party of the commencement of such action suit or proceeding against such party in respect of which a claim for indemnification is to be made, enclosing a copy of all papers served.  The Company (other than the Company in a proceeding asserting a Policy Claim) shall be entitled to participate in and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to the

Indemnified Party, and after notice from the Company to such indemnified party of its election so to assume the defense thereof, the Company shall not be liable to such indemnified party for any legal expenses other than reasonable cost of investigation subsequently incurred by such indemnified party in connection with the defense thereof.  The indemnified party shall have the right to employ its counsel in any such action the defense of which is assumed by the Company in accordance with the terms of this subsection (b), but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of counsel by such indemnified party has been authorized by the Company, or unless there is a conflict of interest.  The Company shall not under any circumstances be liable for any settlement of any action or claim effected without its prior written consent, other than a Policy Claim if settled in accordance with the provisions of Article VI hereof.

(c)           Nothing in this Section 4.02 is intended to limit the obligations of the Company to pay its obligations hereunder and under the Related Documents.

SECTION 4.03.  Unconditional Obligation.  The obligations of the Company hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement, irrespective of:

(a)           any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to the Bonds or the Related Documents;

(b)           any exchange, release or nonperfection of any security interest in property securing the Bonds, the Related Documents or this Agreement or any obligations hereunder;

(c)           any circumstances which might otherwise constitute a defense available to, or discharge of, the Company under the Related Documents or otherwise with respect to the Bonds; and

(d)           whether or not the Company’s obligations under the Related Documents, or the obligations represented by the Bonds, are contingent or matured, disputed or undisputed, liquidated or unliquidated.

ARTICLE V
EVENTS OF DEFAULT; REMEDIES

SECTION 5.01.  Events of Default.  The following events shall constitute Events of Default hereunder:

(a)           The Company shall fail to pay to FGIC any amount payable under Section 1.02 or Article IV hereof and such failure shall have continued for period in excess of ten (10) days after receipt by the Company of written notice thereof;

(b)           Any representation or warranty made by the Company hereunder or any report, certificate, financial statement or other instrument provided in connection with the Commitment, the Policy or herewith shall have been materially false at the time when made; provided, however, such misrepresentation or breached warranty shall not constitute an Event of Default if such misrepresentation or breached warranty is capable of being cured and is cured within 30 days after receipt by the Company of written notice of such event or, if such misrepresentation or breached warranty cannot reasonably be cured within such 30-day period, then within a longer period of time not to exceed 60 days if the Company diligently pursues such cure;

(c)           Any Event of Default under the Indenture, the Agreement, the Sublease, the Lease or the Bonds has occurred;

(c)           Except as otherwise provided in this Section 5.01, the Company shall fail to perform any of its other obligations under the Sublease, the Lease or this Agreement, provided that such failure continues for more than 30 days after receipt by the Company of written notice of such failure to perform; and

(d)           The Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(e)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of its property, under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property; and such proceeding or petition shall continue undismissed, or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect, for more than 30 days.

SECTION 5.02.  Remedies.  If an Event of Default hereunder shall occur and be continuing it shall also be considered an Indenture Default Event. At such time, FGIC may declare all amounts owed by the Company to FGIC to be immediately due and payable, and take whatever action at law or in equity may appear necessary or desirable, including, without limitation, legal action for the specific performance of any covenant made by the Company herein and to collect the amounts then due and thereafter to become due under this Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement or the Sublease or the Lease.  All rights and remedies of FGIC under this Section 5.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more other remedies available under this Agreement or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing under this Agreement, the Bonds or the Related Documents or any other financing document, or otherwise, upon the happening of any event set forth in Section 5.01, shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle FGIC to exercise any remedy reserved to FGIC in this Article, it shall not be necessary to give any notice, other than such notice as may be required by this Article.

SECTION 5.03.  Control of Remedies by FGIC.The Company acknowledges and agrees that pursuant to the Indenture, upon the occurrence and continuation of an Indenture Default Event, provided that FGIC is not in default of its obligations under the Policy, FGIC shall be entitled to control and direct the enforcement of all rights and remedies granted to Bondholders under the Indenture, including, without limitation, (i) the right to accelerate the principal of the Bonds and (ii) the right to annul any declaration of acceleration, and that FGIC shall also be entitled to approve all waivers of Indenture Default Events.

ARTICLE VI
SETTLEMENT

SECTION 6.01.  Settlement.  FGIC shall have the exclusive right to decide and determine whether any claim, liability, suit or judgment made or brought against FGIC on the Policy (a “Policy Claim”) shall or shall not be paid, compromised, resisted, defended, tried or appealed, and FGIC’s decision thereon, if made in good faith, shall be final and binding on the Company.  An itemized statement of payments made by FGIC, certified by an officer of FGIC, or the voucher or vouchers for such payments, shall be prima facie evidence of the liability of the Company, absent manifest error.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01.  Certain Rights of FGIC.  While the Policy is in effect:

(a)           the Company shall furnish to FGIC, as soon as practicable after the filing thereof with the SEC, the copies of the Company’s periodic reports to the Securities and Exchange Commission; provided, however, that the availability of such reports on the Commission’s EDGAR website shall be deemed to satisfy this requirement.

(b)           the Company shall notify FGIC of the redemption of any of the Bonds or any advanced refunding of the Bonds, including the principal amount, maturities and CUSIP numbers thereof;

(c )           the Company shall notify FGIC of the downgrading by any rating agency of the Company’s underlying public rating; and

(d)           the Company shall provide FGIC with such additional information as FGIC shall reasonably request.

SECTION 7.02.  Amendment and Waiver.  Any provision of this Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Company and FGIC.  The Company hereby agrees that upon the written request of the Trustee, FGIC may make or consent to issue any substitute for the Policy to cure any ambiguity or formal defect or omission in the Policy which does not materially change the terms of the Policy nor adversely affect the rights of the owners of the Bonds, and this Agreement shall apply to such substituted Policy.  FGIC agrees to deliver to the Company and to the company or companies, if any, rating the Bonds, a copy of such substituted Policy.

SECTION 7.03.  Successors and Assigns; Descriptive Headings.

(a)           This Agreement shall bind, and the benefits thereof shall inure to, the Company and FGIC and their respective successors and assigns; provided, that no party hereto may transfer or assign any or all of its rights and obligations hereunder without the prior written consent of the other party hereto. Notwithstanding the foregoing provisions of this Section 7.03(a), FGIC shall have the right to reinsure any portion of its exposure under the Policy to third party reinsurers.

(b)           The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

SECTION 7.04.  Counterparts.  This Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which fully-executed counterparts shall be deemed to be an original instrument, and all of which shall constitute but one and the same instrument.  Complete counterparts of this Agreement shall be lodged with the Company, the Trustee and FGIC.

SECTION 7.05.  Term.  This Agreement shall expire upon the later of (i) the expiration of the Policy in accordance with the terms thereof or (ii) the repayment in full to FGIC of any amounts due and owing to it by the Company under this Agreement or the Policy.

SECTION 7.06.  Exercise of Rights.  No failure or delay on the part of FGIC to exercise any right, power or privilege under this Agreement, the Indenture, the Sublease, the Lease or the Bonds, and no course of dealing between FGIC and the Company or any other party, shall operate as a waiver of or impair any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which FGIC would otherwise have pursuant to law or equity.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

      SECTION 7.07.  Waiver.  The Company waives any defense that this Agreement was executed subsequent to the date of the Commitment, admitting and covenanting that such Commitment was delivered pursuant to the Company’s request and in reliance on the Company’s promise to execute this Agreement.

SECTION 7.08.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment.

Section 7.09.  Severability.  In the event any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 7.10. Notices.  All written notices to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier machine owned or operated by a party hereto, when sent and confirmed in writing by such machine as having been received, addressed as specified below or at such other address as any of the parties hereto may from time to time specify in writing to the other:

If to the Company:

Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri 64106-2124
Attention:  Treasurer
Facsimile No: 816-556-2992

If to FGIC:

Financial Guaranty Insurance Company
125 Park Avenue
New York, NY 10017
Attention:  Paul Morrison
Facsimile No.:  212-312-2707

Section 7.11. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

KANSAS CITY POWER & LIGHT COMPANY

By:      /s/Michael W. Cline
   Michael Cline
   Treasurer and Chief Risk Officer

FINANCIAL GUARANTY INSURANCE COMPANY

  By:       /s/Paul R. Morrison
      Paul R. Morrison
      Managing Director – Global Utilities

S-1

ANNEX A

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meaning as set out below.

“Agreement” means this Insurance Agreement.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for a Capital Lease.

“Bonds” shall mean the bonds issued by the Issuer pursuant to the Indenture.

“Business Day” means any day other than a Saturday or Sunday on which commercial banking institutions in New York, New York are generally open for banking business.

“Capital Lease” means, as to any person, any lease of Property by such person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligation” means, as to any Person, the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person in accordance with GAAP.

“Commitment” means the commitment letter, dated September 7, 2007, from FGIC to the Company, committing to issue the Policy in respect of the Bonds, subject to the terms and conditions thereof.

“Company” has the meaning set forth in the recitals hereof.

“Consolidated Subsidiaries” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired” the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Debt” shall mean any outstanding debt for money borrowed.

“Effective Interest Rate” means the lesser of (i) the prime rate of Citibank, N.A., in effect from time to time plus 2% per annum and (ii) the maximum rate of interest permitted by then applicable law.

“Event of Default” means any of the events of default set forth in Section 6.01 of this Agreement.

“First Mortgage Bonds” means bonds or other evidences of indebtedness issued under the Company Indenture.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board.

“Guaranty Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the oblige in respected of such Indebtedness or other obligation of the payment or performance of such Indebtedness or their obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment of performance thereof or to protect such obligees against loss in respect thereof (in  whole or in part), or (b) any lien on any assets of such Person, whether or not such Indebtedness or other obligations assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligations is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Indebtedness” means, as to any Person at a particular time, all of the following, without duplication, to the extent recourse may be had to the assets or properties of such Person in respect thereof:

(a)	All obligations of such Person for borrowed money and all obligation of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)
Any direct or contingent obligations of such Person in the aggregate in excess of $2,000,000 arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c)	Net obligations of such Person under any Swap Contract in an amount equal to the Swap Termination Value thereof;

(d)
All obligations of such Person to pay the deferred purchase price of property or services (except trade accounts pay able arising, and accrued expenses incurred, in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(e)	Capitalized Lease Obligations and Synthetic Lease Obligations of such Person;

(f)	All Guaranty Obligations of such Person in respect of any other foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venture, unless such Indebtedness is non-recourse to such Person.  It is understood and agreed that Indebtedness (including Guaranty Obligations) shall not include any obligations of the Company with respect to subordinated, deferrable interest debt securities, and any related securities issued by a trust or other special purpose entity in connection therewith, as long as the maturity date of such debt is subsequent to the maturity date of the Bonds; provided that the amount of mandatory principal amortization of defeasance of such debt prior to the maturity date of the Bonds shall be Included in the definition of Indebtedness (such obligations, “Trust Preferred Obligations”).  The amount of any Capitalized Lease Obligation or Synthetic Lease Obligations as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indenture Default Event” shall mean an Event of Default pursuant to Section 8.01 of the Indenture.

“Interest Payment Date” has the meaning assigned thereto by the Bonds.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Person” means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, limited liability company, partnership or other organization or entity (whether governmental or private).

“Policy” has the meaning set forth in the second “Whereas” clause hereof.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Related Documents” means the Indenture, the Sublease, the Lease this Agreement and the Bonds.

“Reimbursement Obligation” means the amounts payable by the Company to FGIC pursuant to the provisions of Section 4.01 of this Agreement.

“Regulated Utility Company” means a corporation (or a limited liability company) engaged in the distribution of electricity, and which is regulated by the Public Service Commission of Missouri, or other applicable public utility commission where its primary electricity distribution business is located.

“Reorganization” means any reorganization, consolidation or merger of the Company or its affiliates, or any transfer, sale or lease of a substantial portion of the assets of the Company or its affiliates, as a result of which the Company ceases to be a Regulated Utility Company.

“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity of the Company on a consolidated basis as of that date determined in accordance with GAAP.

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one of more of its Subsidiaries; (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; or (c) any other Person the operations and/or financial results of which are required to be consolidated with those of such first Person in accordance with GAAP.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transaction, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., and

International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities  under any Mater Agreement.

            “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date reference in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts, in each case as calculated by the Company in order to ensure compliance with Financial Accounting Standards Board Statement No. 133.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or off-balance sheet tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Total Capitalization” means Indebtedness of the Company and its Consolidated Subsidiaries plus the sum of (i) Shareholder’s Equity and (ii) to the extent not otherwise included in Indebtedness or Shareholder’s Equity, preferred and preference stock and securities of the Company and its Subsidiaries included in a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP; provided, however, that with respect to any derivative entered into in the ordinary course of business to hedge bona fide transactions and business risks and not for the purpose of speculation, Shareholder’s Equity shall be calculated without giving effect to the application of Financial Accounting Standards Board Statement No. 133 or Financial Accounting Standards Board Statement No. 149.